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                                                                    EXHIBIT 12.1

                                                                    Year Ended March 31,
                                              --------------------------------------------------------------   Nine Months Ended
(in thousands and unaudited)                     2003         2002         2001         2000         1999      December 31, 2003
                                              ----------   ----------   ----------   ----------   ----------   -----------------
Earnings:
   Income (loss) from continuing
        operations before provision for
        income taxes                          $  (38,921)  $  (67,331)  $  (64,654)  $   54,841   $   60,587   $          80,681
   Adjustments for certain expense items:
      Interest expense                           148,131      109,465      111,878       97,187       85,611              92,839
      Estimate of Interest within rental
        expense (1)                               59,881       58,221       58,487       43,650       39,581              37,353
                                              ----------   ----------   ----------   ----------   ----------   -----------------
                                                 169,091      100,355      105,711      195,678      185,779             210,873
                                              ==========   ==========   ==========   ==========   ==========   =================
Fixed Charges:
   Interest expense                              148,131      109,465      111,878       97,187       85,611              92,839
   Interest capitalized                              732        2,000        2,450        1,359          909                 230
   Estimate of interest within rental
      expense (1)                                 59,881       58,221       58,487       43,650       39,581              37,353
   Preferred stock dividends (2)                  20,193       18,398       19,903       21,085       27,881              15,660
                                              ----------   ----------   ----------   ----------   ----------   -----------------
                                              $  228,937   $  188,084   $  192,718   $  163,281   $  153,982   $         146,082
                                              ==========   ==========   ==========   ==========   ==========   =================
Ratio of earnings to fixed charges                  0.74         0.53         0.55         1.20         1.21                1.44
                                              ==========   ==========   ==========   ==========   ==========   =================
Deficiency                                    $   59,846   $   87,729   $   87,007   $       --   $       --   $              --
                                              ==========   ==========   ==========   ==========   ==========   =================

(1) Estimated lease interest is approximately one-third of net lease expense for each reporting period.

(2) Preferred stock dividends have been adjusted to a pre-income-tax basis to make the amounts comparable to other components.